Exhibit 3.83

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

MATADOR SHIPPING AND TRADING, LLC

IT IS HEREBY CERTIFIED THAT:

1.                                      The name of the limited liability company (hereinafter called the “Company”) is Matador Shipping and Trading, LLC.

2.                                      The Certificate of Formation of the Company is hereby amended by striking out Section 1 thereof and by substituting in lieu of said Section the following new Section:

“1.                                The name of the limited liability company is: GAVILON SHIPPING AND TRADING, LLC”

IN WITNESS WHEREOF, the undersigned authorized person of the Company has caused this Certificate of Amendment to be duly executed as of the 26th day of August, 2011.

GAVILON, LLC, Member

By:	/s/ Lance Kotschwar
Name:	Lance Kotschwar
Title:	Authorized Person